EXHIBIT 2
         to SCHEDULE 13D

                                                                  Execution Copy





                            STOCK PURCHASE AGREEMENT

                                     BETWEEN

                              KEY3MEDIA GROUP, INC.

                                       AND

                           INVEMED CATALYST FUND, L.P.







                         ------------------------------

                            DATED: NOVEMBER 13, 2001

                         ------------------------------

                                TABLE OF CONTENTS

                                                                         PAGE(S)
                                                                         -------

ARTICLE I DEFINITIONS..........................................................1
         1.1      Definitions..................................................1
         1.2      Other Definitions............................................4

ARTICLE II SALE AND PURCHASE...................................................4
         2.1      Purchase and Sale of Series A Preferred Stock................4
         2.2      Closing......................................................5
         2.3      Certificates of Designations.................................5
         2.4      Use of Proceeds..............................................5

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................5
         3.1      Corporate Existence and Power................................5
         3.2      Authorization; No Contravention..............................6
         3.3      Governmental Authorization; Third Party Consents.............6
         3.4      Binding Effect...............................................6
         3.5      Capitalization...............................................7
         3.6      Reports; Financial Statements................................8
         3.7      Litigation...................................................9
         3.8      Liabilities..................................................9
         3.9      No Default or Breach; Contractual Obligations................9
         3.10     Employee Benefit Plans.......................................9
         3.11     Title to Properties; Liens..................................10
         3.12     Licenses; Permits, Etc......................................10
         3.13     Intellectual Property Rights................................10
         3.14     Compliance with Applicable Law..............................10
         3.15     No Registration.............................................11
         3.16     Absence of Certain Changes.  ...............................11
         3.17     Broker's, Finder's or Similar Fees..........................11
         3.18     Required Stockholders Quorum and Vote.......................11
         3.19     Accuracy of Information in Proxy Statement..................11

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASER....................12
         4.1      Organization and Qualification..............................12
         4.2      Authority...................................................12
         4.3      No Conflict; Required Filings and Consents..................12
         4.4      Acquisition of  Preferred Shares for Investment.............13
         4.5      No Broker...................................................13

ARTICLE V COVENANTS ..........................................................14
         5.1      Notification of Certain Matters.............................14
         5.2      Access to Information.......................................14

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         5.3      Additional Directors........................................14
         5.4      Stockholders Approval.......................................14
         5.5      NYSE Listing................................................15

ARTICLE VI CONDITIONS OF THE PURCHASER TO CLOSING.............................15
         6.1      Representations and Warranties..............................15
         6.2      Covenants...................................................15
         6.3      Compliance with this Agreement..............................15
         6.4      Officer's Certificate.......................................16
         6.5      Filing of Certificate of Designations.......................16
         6.6      Secretary's Certificate.....................................16
         6.7      Credit Agreement............................................16
         6.8      Registration Rights Agreement...............................16
         6.9      Voting Agreements...........................................16
         6.10     Completion of Equity Offering...............................16
         6.11     Opinion of Outstide Counsel.................................16
         6.12     Opinion of In-House Counsel.................................17
         6.13     No Injunction...............................................17
         6.14     No Change of Control........................................17
         6.15     Consents and Approvals......................................17
         6.16     Purchased Preferred Shares..................................17

ARTICLE VII CONDITIONS OF THE COMPANY TO CLOSING..............................17
         7.1      Representations and Warranties..............................17
         7.2      Covenants...................................................18
         7.3      Compliance with this Agreement..............................18
         7.4      Officer's Certificate.......................................18
         7.5      No Injunction...............................................18
         7.6      Consents and Approvals......................................18
         7.7      Payment of Purchase Price...................................18
         7.8      Registration Rights Agreement...............................18
         7.9      Voting Agreements...........................................18

ARTICLE VIII INDEMNIFICATION..................................................18
         8.1      Indemnification.............................................18
         8.2      Notification................................................19
         8.3      Contribution................................................20

ARTICLE IX TERMINATION OF AGREEMENT...........................................20
         9.1      Termination.................................................20
         9.2      Survival....................................................21

ARTICLE X MISCELLANEOUS.......................................................21
         10.1     Survival of Representations and Warranties..................21
         10.2     Amendments and Waivers......................................21
         10.3     Notices.....................................................21
         10.4     Successors and Assigns......................................22

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

         10.5     No Third Party Beneficiaries................................23
         10.6     Counterparts................................................23
         10.7     Descriptive Headings, Etc...................................23
         10.8     Severability................................................23
         10.9     Governing Law...............................................23
         10.10    Remedies; Specific Performance..............................23
         10.11    Entire Agreement............................................24
         10.12    Fees........................................................24
         10.13    Consent to Jurisdiction; Waiver of Jury.....................24
         10.14    Further Assurances..........................................24
         10.15    No Inconsistent Agreements..................................25
         10.16    Construction................................................25


Schedule A        Preferred Shares/ Purchase Price

Exhibit A         Form of Certificate of Designations
Exhibit B         Form of Registration Rights Agreement
Exhibit C-1       Form of Voting Agreement with SOFTBANK
Exhibit C-2       Form of Voting Agreement with the parties named therein
Exhibit D-1       Form of Opinion by Sullivan & Cromwell
Exhibit D-2       Form of Opinion by General Counsel of the Company

                            STOCK PURCHASE AGREEMENT
                            ------------------------


         THIS STOCK PURCHASE AGREEMENT, dated November 13, 2001, by and between Key3Media Group, Inc., a Delaware corporation (the "COMPANY") and Invemed Catalyst Fund, L.P., a Delaware limited partnership (the "PURCHASER").

                                WITNESSETH THAT:

         WHEREAS, the Company wishes to issue and sell to the Purchaser and the Purchaser wishes to purchase from the Company, shares of the Company's Series A 5.5% Convertible Redeemable Preferred Stock, par value $.01 per share ("SERIES A PREFERRED STOCK"); and

         WHEREAS, the shares of Series A Preferred Stock are convertible (subject to adjustment) into shares of common stock of the Company (the "COMMON STOCK").

         NOW, THEREFORE, in consideration of the agreements and obligations contained in this Agreement, the parties hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS
                                   -----------

         1.1 DEFINITIONS. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated: -

         "AFFILIATE" shall mean any Person who is an "affiliate" as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

         "AGREEMENT" means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

         "AMENDMENT NO.2" means Amendment No.2, dated November 9, 2001, to the Credit Agreement entered into among the Company, Morgan Stanley Senior Funding, Inc., Morgan Stanley & Co. Incorporated, The Bank of New York, UBS Warburg LLC and the other parties named therein.

         "BOARD OF DIRECTORS" means the Board of Directors of the Company.

         "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

         "BYLAWS" means the bylaws of the Company in effect on the Closing Date, as the same may be amended from time to time.

         "CERTIFICATE OF DESIGNATIONS" means the Certificate of Designations of the Series A 5.5% Convertible Preferred Stock of Key3Media Group, Inc. with respect to the Preferred Stock adopted by the Board of Directors and duly filed with the Secretary of State of the State of Delaware on or before the Closing Date substantially in the form attached hereto as EXHIBIT A.

         "CERTIFICATE OF INCORPORATION" means the amended and restated certificate of incorporation of the Company in effect on the Closing Date, as the same may be amended and/ or restated from time to time.

         "CODE" means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

         "COMMISSION" means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

         "CREDIT AGREEMENT" means the Amended and Restated Credit Agreement, dated June 26, 2001, entered into among the Company, Morgan Stanley Senior Funding, Inc., Morgan Stanley & Co. Incorporated, The Bank of New York, UBS Warburg LLC and the other parties named therein, as amended by Amendment No.2.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

         "GAAP" means United States generally accepted accounting principles in effect from time to time.

         "GOVERNMENTAL AUTHORITY" means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

         "GOVERNMENTAL ORDER" means any order, writ, rule, judgment, injunction, decree, stipulation, determination, award, citation or notice of violation entered by or with any Governmental Authority.

         "LIEN" means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or other security interest or preferential arrangement of any kind or nature whatsoever (excluding preferred stock and equity related preferences).

         "NYSE" means the New York Stock Exchange, Inc.

         "PERSON" means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

         "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement substantially in the form attached hereto as EXHIBIT B.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

         "SERIES B PREFERRED STOCK" means the 5.5% Series B Convertible Redeemable Preferred Stock, par value $0.01 per share, of the Company.

         "SUBSIDIARIES" means, as of the relevant date of determination, with respect to any Person, a corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person. Unless otherwise qualified, or the context otherwise requires, all references to a "SUBSIDIARY" or to "SUBSIDIARIES" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

         "TAXES" means any federal, state, provincial, county, local, foreign and other taxes (including, without limitation, income, profits, windfall profits, alternative, minimum, accumulated earnings, personal holding company, capital stock, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with contesting any proposed adjustments related to any of the foregoing.

         "TRANSACTION DOCUMENTS" means, collectively, this Agreement, the Registration Rights Agreement and the Voting Agreement.

         "VOTING AGREEMENTS" means (a) the Voting Agreement to be entered into among the Company, the Purchaser and SOFTBANK Corp. substantially in the form attached hereto as EXHIBIT C-1 and (b) the Voting Agreement to be entered into among the Company, the Purchaser and the other parties thereto substantially in the form attached hereto as EXHIBIT C-2.

         "VOTING POWER" means, with respect to any Person, the number of votes that such Person is entitled to cast generally to elect nominees to the Board of Directors at a meeting of the Stockholders of the Company.

         1.2 OTHER DEFINITIONS. The meanings of the following terms can be found in the Sections of this Agreement indicated below:


                           TERM                           SECTION
                           ----                           -------

         Claim....................................      Section 3.7
         Closing..................................      Section 2.1
         Closing Date.............................      Section 2.2
         Common Stock.............................      Recitals
         Company..................................      Preamble
         Company Material Adverse Effect..........      Section 3.1
         Company SEC Reports......................      Section 3.6
         Contracts................................      Section 3.9
         Disclosure Letter........................      Article III
         Intellectual Property Right..............      Section 3.14
         Liabilities..............................      Section 3.8
         Offering Memorandum......................      Article III
         Orders...................................      Section 3.2
         Plan.....................................      Section 3.11
         Preferred Shares.........................      Section 2.1
         Proxy Statement..........................      Section 5.5
         Purchase Price...........................      Section 2.1
         Purchaser................................      Preamble
         Stockholders Approval....................      Section 3.2
         Series A Preferred Stock.................      Recitals

                                   ARTICLE II

                                SALE AND PURCHASE
                                -----------------

         2.1 PURCHASE AND SALE OF SERIES A PREFERRED STOCK. At the closing of the transactions contemplated by Section 2.2 of this Agreement (the "CLOSING"), the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, the number of shares of Series A Preferred Stock (the "PREFERRED SHARES") set forth opposite on SCHEDULE A hereto, for an aggregate price in immediately available United States funds (the "PURCHASE PRICE") set forth on SCHEDULE A hereto. At the Closing (a) the Company shall deliver to the Purchaser a certificate or certificates representing the Preferred Shares being purchased by the Purchaser, and (b) the Purchaser will deliver to the Company the aggregate purchase price therefor by wire transfer of immediately available funds. The Purchaser agrees, so long as required by law, that the certificates representing the Preferred Shares and shares of Common Stock issuable upon conversion of the Purchaser's Preferred Shares shall bear a legend in substantially the following form:

         "The shares represented by this certificate are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended (the

         "SECURITIES ACT"), and may not be offered, sold or otherwise transferred, pledged or hypothecated except in a transaction registered under the Securities Act or in a transaction exempt from such registration."

         2.2 CLOSING. Unless this Agreement shall have terminated pursuant to Article IX, and subject to the satisfaction or waiver of the conditions set forth in Articles VI and VII, the Closing shall take place at the offices of Sullivan & Cromwell, at 10:00 a.m., local time (or as soon thereafter as practicable), on the next Business Day following the date upon which the conditions set forth in Articles VI and VII (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to such satisfaction or waiver) shall be satisfied or waived in accordance with this Agreement, or at such other time, place and date that the Company and the Purchaser may agree in writing. (the "CLOSING DATE").

         2.3 CERTIFICATES OF DESIGNATIONS. On or prior to the Closing Date, the Company shall duly file the Certificate of Designations with the Secretary of State of the State of Delaware in accordance with the General Corporation Law of the State of Delaware. The Preferred Shares shall have the preferences and rights set forth in the Certificate of Designations.

         2.4 USE OF PROCEEDS. The Company shall use the proceeds from the sale of the Preferred Shares to the Purchaser to repay borrowings under the Credit Agreement as required by it and/ or to fund the Company's working capital.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                  ---------------------------------------------

         Except as otherwise disclosed in the Company SEC Reports (as defined below) or in the Offering Memorandum dated the date hereof and prepared by the Company for the benefit of the Purchaser (the "OFFERING MEMORANDUM"), delivered by the Company to the Purchaser prior to the execution of this Agreement the Company represents and warrants to the Purchaser as follows:

         3.1 CORPORATE EXISTENCE AND POWER. Each of the Company and its significant subsidiaries (as defined in Rule 1-02(w) of Regulation S-X) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of the Company and its Subsidiaries (a) has all requisite power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is proposed to be, engaged, and (b) is duly qualified as a foreign corporation, licensed and in good standing under the laws of each jurisdiction in which its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing could not reasonably be expected to have a material adverse effect on the assets, business, properties, results of operations or financial condition of the Company and its Subsidiaries taken as a whole (a "COMPANY MATERIAL ADVERSE EFFECT").

The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents.

         3.2 AUTHORIZATION; NO CONTRAVENTION. Except for the approval of the issuance of the Common Stock upon conversion of the Preferred Shares by the holders of a majority of the shares of Common Stock present in person or proxy at a stockholders meeting of the Company called for such purpose and at which a quorum was present and acting throughout, as required by Section 312 of the NYSE Listed Company Manual (the "STOCKHOLDERS APPROVAL"), the execution, delivery by the Company of the Transaction Documents, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby, including without limitation the issuance of the Preferred Shares to the Purchaser, (a) have been duly authorized by all necessary corporate action of the Company, (b) do not contravene the terms of the Certificate of Incorporation or the Bylaws (c) do not violate, conflict with or result in any breach, default or contravention of (or with due notice or lapse of time or both would result in any breach, default or contravention of), or the creation of any Lien under, any contractual obligation of the Company or its Subsidiaries or any requirements of law applicable to the Company or its Subsidiaries other than any such matter with respect to a contractual obligation that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect, and (d) do not violate any Governmental Order against, or binding upon, the Company.

         3.3 GOVERNMENTAL AUTHORIZATION; THIRD PARTY CONSENTS. Except for the Stockholders Approval and those that have been obtained or made, no material approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under a requirement of law, is necessary or required to be obtained or made by the Company in connection with the execution, delivery or performance (including, without limitation, the sale, issuance and delivery of the Preferred Shares) by, or enforceability against, the Company of the Transaction Documents or the transactions contemplated hereby and thereby.

         3.4 BINDING EFFECT. This Agreement has been and, as of the Closing Date, the Registration Rights Agreement and the Voting Agreement will be duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and, as of the Closing Date, the Registration Rights Agreement and the Voting Agreements will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

         3.5      CAPITALIZATION.

                  (a) As of the date hereof the authorized capital stock of the Company consists of (x) 200,000,000 shares of Common Stock of which (i) 68,099,575 shares are issued and outstanding, (ii) 24,743,901 shares are reserved for issuance upon exercise of stock options granted to directors, officers and other employees of, and consultants to the Company pursuant to equity incentive plans approved by the Board of Directors, and (iii) 6,277,000 shares are reserved for issuance upon exercise of warrants held by Princess Gate Investors III, L.P., certain affiliates of Morgan Stanley Dean Witter & Co. and certain Persons whose investment manager is PG Investors III, Inc.; (y) 200,000,000 shares of non-voting common stock, par value $0.01 per share (the "Non-Voting Common Stock"), of the Company, none of which is outstanding; and
(z) 200,000,000 shares of preferred stock, none of which is outstanding.

                  (b) On the Closing Date, after giving effect to the transactions contemplated by this Agreement, the authorized capital stock of the Company shall consist of (x) 200,000,000 shares of Common Stock of which (i) 68,099,575 shares shall be issued and outstanding (but excluding from the outstanding amounts any shares of Common Stock issued upon exercise of options and warrants outstanding as of the date of this Agreement), (ii) 24,743,901 shares shall be reserved for issuance upon exercise of stock options granted to directors, officers and other employees of, and consultants to the Company pursuant to equity incentive plans approved by the Board of Directors, (iii) 6,277,000 shares shall be reserved for issuance upon exercise of warrants held by Princess Gate Investors III, L.P., certain affiliates of Morgan Stanley Dean Witter & Co. and certain Persons whose investment manager is PG Investors III, Inc., (iv) 1,000,000 shares shall be reserved for issuance upon conversion of the Series A Preferred Stock, and (v) the number of shares to be issued upon conversion of the Series B Preferred Stock or any other class of parity preferred stock sold in the equity offering of the Company referred to in
Section 6.10 shall be reserved for issuance upon such conversion; (y) 200,000,000 shares of Non-Voting Common Stock, none of which is outstanding; and
(z) 200,000,000 shares of preferred stock of which (i) 1,000,000 shares shall be designated as Series A Preferred Stock, all of which shall be issued and outstanding, and (ii) the number of shares of Series B Preferred Stock or any other class of parity preferred stock sold in the equity offering referred to in
Section 6.10 hereof shall be designated as shares of Series B Preferred Stock or of the appropriate class of preferred stock and shall be issued and outstanding.

                  (c) The Preferred Shares have been duly authorized by all necessary corporate action, and when issued and sold to the Purchaser after payment therefor as provided for herein, will (i) be validly issued, fully paid and non-assessable, (ii) be issued in compliance with the registration and qualification requirements of all applicable federal, state and foreign securities laws, (iii) not be subject to any preemptive rights or similar rights that have not been satisfied and (iv) be free and clear of all other Liens. The shares of Common Stock issuable upon conversion of the Preferred Shares have been duly authorized by all necessary corporate actions, reserved for issuance and, when issued in compliance with the provisions of the Certificate of Designations, will (i) be validly issued, fully paid and non-assessable, (ii) be issued in compliance with the registration and qualification requirements of all applicable federal, state and foreign securities laws and (iii) not subject to any preemptive rights or similar rights that have not been satisfied and (iv) be free and clear of all other Liens. All outstanding shares of the Company's capital stock are (and upon consummation of the Closing contemplated hereby) will be been duly authorized, validly issued, fully paid and non-assessable, were issued in compliance with the registration and qualification requirements of all applicable federal, state and foreign securities laws and none of the shares of capital stock of the Company will have been issued in violation of any preemptive rights.

                  (d) Except as described above, there are no (and upon consummation of the Closing as contemplated hereby there will not be any) options, warrants, subscriptions, calls, convertible securities or other rights or arrangements obligating the Company to sell any shares of capital stock of, or any other equity interest in, the Company. There are no (and upon consummation of the Closing as contemplated thereby, there will not be any) outstanding contractual obligations to repurchase, redeem or otherwise acquire any shares of capital stock of the Company.

         3.6      REPORTS; FINANCIAL STATEMENTS.

                  (a) As of the respective dates of their filing with the Commission, all reports, registration statements and other filings, together with any amendments thereto, filed by the Company with the Commission since August 10, 2000 (the "COMPANY SEC REPORTS"), complied, and all such reports, registration statements and other filings to be filed by the Company with the Commission prior to the Closing Date will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the Commission promulgated thereunder. The Company SEC reports did not at the time they were filed with the Commission, or will not at the time they are filed with the Commission, and the Offering Memorandum does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

                  (b) The consolidated financial statements (including, in each case, any related schedules or notes thereto) contained in or incorporated by reference in the Company SEC Reports, the Offering Memorandum and any such reports, registration statements and other filings to be filed by the Company with the Commission prior to the Closing Date (i) have been or will be prepared in accordance with the published rules and regulations of the Commission and generally accepted accounting principles consistently applied during the periods involved (except as may be indicated in the notes thereto) and (ii) fairly present or will fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and the consolidated results of operations, statements of stockholders' equity and cash flows for the periods indicated, except that any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments and may omit footnote disclosure as permitted by regulations of the Commission.

         3.7 LITIGATION. There are no losses actions, suits, proceedings, claims, complaints, disputes, arbitrations or investigations (collectively, "CLAIMS") pending or, to the knowledge of the Company, threatened, at law, in equity, in arbitration or before any Governmental Authority against the Company or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Governmental Order has been issued by any court or other Governmental Authority against the Company purporting to enjoin or restrain the execution, delivery or performance by it of the Transaction Documents.

         3.8 LIABILITIES. The Company and its Subsidiaries have no direct or indirect liabilities or obligations of any nature, including any liability for Taxes, whether absolute, accrued, contingent or otherwise ("LIABILITIES"), which are not fully reflected or reserved against in the consolidated financial statements contained in or incorporated by reference in the Company SEC Reports and the Offering Memorandum, except for liabilities that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

         3.9 NO DEFAULT OR BREACH; CONTRACTUAL OBLIGATIONS. All of the Company's material contracts, agreements, understandings and arrangements, whether written or oral (collectively, the "CONTRACTS") are adequately described in the Company SEC Reports and the Offering Memorandum. Except as described in the Company SEC Reports and the Offering Memorandum, all such Contracts are valid, subsisting, in full force and effect and binding upon the Company and the other parties thereto, and the Company has paid in full or accrued all amounts due thereunder and has satisfied in full or provided for all of its Liabilities and obligations thereunder, except, in each case, as could not be reasonably expected to have a Company Material Adverse Effect. To the knowledge of the Company, no other party to any such Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by such other party thereunder, except as could not be reasonably expected to have a Company Material Adverse Effect.

         3.10     EMPLOYEE BENEFIT PLANS.

                  (a) The Company SEC Reports and the Offering Memorandum describes all material employee benefit plans (including any "multiple employer plan" within the meaning of the Code or ERISA), arrangements, policies, programs, agreements or commitments maintained by the Company (collectively, the "PLANS"). Except as could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Plan (and related trust, insurance contract or fund) has been established and administered in accordance with its terms, and complies in form and in operation with the applicable requirements of ERISA and the Code and other applicable law and regulation.

                  (b) Except as could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no claim with respect to the administration or the investment of the assets of any Plan (other than routine claims for benefits) is pending and all contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Plan.

                  (c) Except as could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period since its adoption; each trust created under any such Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation.

                  (d) Except as could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no unfunded obligations under any Plan which are not fully reflected on the Financial Statements.

         3.11 TITLE TO PROPERTIES; LIENS. Except as could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good and marketable title to all real properties (if any) and all other properties and assets owned by them, in each case free from Liens, that would affect the value thereof or interfere with the use made or to be made thereof by them, and the Company and its Subsidiaries hold any leased real or personal property under valid and enforceable leases with no exceptions that would interfere with the use made or to be made thereof by them.

         3.12 LICENSES; PERMITS, ETC. Except as could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries possess adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by them and have not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit.

         3.13 INTELLECTUAL PROPERTY RIGHTS. Except for any such matters which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries own or possess, or believe that they can acquire or license on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names, or other intellectual property (collectively, "INTELLECTUAL PROPERTY RIGHTS") necessary to carry on the business now operated by the Company and its Subsidiaries, and neither the Company nor any of its Subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property Rights or of any facts or circumstances which would render any Intellectual Property Rights invalid or inadequate to protect the interest of the Company and its Subsidiaries therein.

         3.14 COMPLIANCE WITH APPLICABLE LAW. The business of the Company and its Subsidiaries are in compliance in all material respects with all applicable federal, state, NYSE, local and foreign governments' laws and regulations (including all applicable environmental laws and regulations), except where any failures to be so in compliance, either individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

         3.15 NO REGISTRATION. Assuming the representations and warranties of the Purchaser set forth in Article IV hereof are true and correct in all respects, the subscription and sale of the Preferred Shares (and the Common Stock issuable upon conversion of the Preferred Shares) pursuant to this Agreement will be exempt from the registration requirements of the Securities Act. The Company has not made and will not prior to the Closing Date make, directly or indirectly, any offer or sale of the Preferred Shares or of securities of the same or similar class as the Preferred Shares if, as a result, the offer and sale contemplated hereby would fail to be entitled to exemption from the registration requirements of the Securities Act. As used herein, the terms "offer" and "sale" have the meanings specified in Section 2(3) of the Securities Act.

         3.16 ABSENCE OF CERTAIN CHANGES. Since January 1, 2001, the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course and, since such date, there has not been any condition, event or occurrence which had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

         3.17 BROKER'S, FINDER'S OR SIMILAR FEES. There are no brokerage commissions, finder's fees or similar fees or commissions payable by the Company in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Company or any action taken by any such Person.

         3.18     REQUIRED STOCKHOLDERS QUORUM AND VOTE.

                  (a) The holders of a majority of the issued and outstanding shares of Common Stock as of the record date set forth in the Proxy Statement, present in person or represented by proxy and entitled to vote, will constitute a quorum (a "QUORUM") for the transaction of business at the meeting called to obtain the Stockholders Approval. Abstentions and broker non-votes will be included in determining if a quorum is present at such meeting. The stockholders of the Company that are party to the Voting Agreement constitute a majority of the Company's outstanding Voting Power.

                  (b) The affirmative vote of a majority of the Quorum is required to obtain the Stockholders Approval. Only votes cast "for" a matter shall constitute affirmative votes. Votes "withheld" or abstentions from voting shall have the same effect as vote or votes "against" that matter.

         3.19 ACCURACY OF INFORMATION IN PROXY STATEMENT. The Proxy Statement prepared in connection with the Stockholders Approval, on the date filed with the Commission, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
                 -----------------------------------------------

         The Purchaser hereby represents and warrants to the Company that:

         4.1 ORGANIZATION AND QUALIFICATION. The Purchaser is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and the Purchaser is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification and being in good standing necessary, other than where the failure to be so qualified and in good standing would not have a material adverse effect on the Purchaser and its subsidiaries taken as a whole, their business, financial condition or results of operations.

         4.2 AUTHORITY. The Purchaser has all requisite partnership power and authority to execute and deliver the Transaction Documents, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby to be consummated by the Purchaser. The execution, delivery and performance of the Transaction Documents by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited partnership, corporate, limited liability company or trust, as the case may be, action and no other limited partnership proceedings on the part of the Purchaser are necessary to authorize the Transaction Documents or to consummate the transactions contemplated hereby. The Transaction Documents have been duly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery hereof by the Company), constitute the legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether considered in a proceeding at law or in equity).

         4.3      NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                  (a) The execution and delivery of the Transaction Documents by the Purchaser does not, and the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby will not, (i) conflict with, breach or violate the terms of the Purchaser's organizational documents, (ii) conflict with or violate any laws in effect as of the date of this Agreement applicable to the Purchaser or any of its subsidiaries or by which any of their respective properties or assets is bound or (iii) result in any breach of, constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to any other entity any right of termination, amendment, acceleration or cancellation of, require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of the Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which the Purchaser is a party or by which the Purchaser or any of its respective properties or assets is bound.

                  (b) No material approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under a requirement of law, is necessary or required to be obtained or made in connection with the execution, delivery or performance by, or enforceability against, the Purchaser of the Transaction Documents or the transactions contemplated hereby and thereby.

         4.4 ACQUISITION OF PREFERRED SHARES FOR INVESTMENT. The Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Preferred Shares hereunder. The Purchaser is an "accredited investor" within the meaning of Rule 501 promulgated under the Securities Act. The Purchaser is acquiring the Preferred Shares for investment and not with a view toward or for sale in connection with any distribution thereof in violation of any federal or state securities or "blue sky" laws, or with the present intention of distributing or selling such Preferred Shares in violation of any federal or state securities or "blue sky" law. The Purchaser understands and agrees that the Preferred Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act or pursuant to an exemption therefrom PROVIDED THAT, if the Purchaser relies on an exemption from the Securities Act other than the exemptions provided by Rule 144 and Rule 144A, the Purchaser shall deliver a customary opinion of counsel reasonably satisfactory to the Company, to the effect that such transfer is in compliance with the Securities Act. The Purchaser understands and agrees that the Preferred Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without compliance with state, local and foreign securities laws (in each case to the extent applicable). The Purchaser understands and agrees that the Preferred Shares are "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act and that, except as set forth in the Registration Rights Agreement, the Company has no obligation or intention to register any of the Preferred Shares.

         4.5 NO BROKER. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission from the Company in connection with the purchase of Preferred Shares by the Purchaser provided for in this Agreement based upon arrangements made by or on behalf of the Purchaser.

                                    ARTICLE V

                                    COVENANTS
                                    ---------

         The Company hereby, covenants and agrees with the Purchaser as follows:

         5.1 NOTIFICATION OF CERTAIN MATTERS. The Company shall promptly provide the Purchaser with copies of all filings made by the Company with the Commission, any other governmental authority or stock exchange in connection with the Transaction Documents and the transactions contemplated hereby.

         5.2 ACCESS TO INFORMATION. Subject to any applicable confidentiality restrictions, between the date hereof and the Closing Date, the Company will give the Purchaser and its authorized representatives reasonable access to all senior employees, offices, warehouses and other facilities and to all books and records of the Company and its subsidiaries, will permit the Purchaser and its authorized representatives to make such inspections as the Purchaser may reasonably request and will cause the Company's and its subsidiaries' officers to furnish the Purchaser or its representatives with such financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as the Purchaser may from time to time reasonably request, provided that the Purchaser or any of its authorized representatives (as applicable) agrees to keep confidential the Company's non-public information it receives hereunder.

         5.3 ADDITIONAL DIRECTORS. If any class of equity holders other then the Common Stock is entitled to vote as a separate class of stockholders to elect one or more members of the Board of Directors, the Company shall use commercially reasonable efforts to cause the Board of Directors, as promptly as practicable, to increase the size of the Board of Directors, elect to the Board of Directors or, if any such election requires a vote of the stockholders of the Company, nominate, recommend and solicit proxies for election to the Board of Directors one or more Persons designated by the Purchaser voting as a separate class, such that the aggregate number of directors of the Company designated by the Purchaser shall be the number of directors of the Company elected by the class of equity holders referred to above times the ratio of the aggregate Voting Power held by the Purchaser over the aggregate Voting Power held by such class of equity holders, rounded up to the next unit. The Company will reimburse such director(s) for his or her reasonable travel and accommodation costs incurred in connection with attending meetings of the Board of Directors.

         5.4      STOCKHOLDERS APPROVAL.

                  (a) The Company shall take all action required by the NYSE's rules and regulations to obtain the Stockholders Approval. Subject to its fiduciary duties under applicable law, the Board of Directors shall recommend that the Company's stockholders approve the issuance of Common Stock upon conversion of the Preferred Shares.

                  (b) Promptly following the date hereof, the Company will prepare and file with the Commission a proxy statement or information statement to be distributed to the Company's stockholders in connection with the issuance and sale of the Preferred Shares hereunder, including any amendments or supplements thereto (the "PROXY STATEMENT"). The Company will use all reasonable best efforts to have or cause the Proxy Statement to be declared effective as promptly as practicable. The Company agrees to provide the Purchaser and their respective counsel with any written comments the Company or its counsel may receive from the Commission with respect to the Proxy Statement promptly after the receipt of such comments. The form and substance of the Proxy Statement shall be determined by the Company, in its reasonable discretion. The Company will use all reasonable best efforts to cause the Proxy Statement (i) not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

         5.5 NYSE LISTING. As promptly as practicable following the date hereof, the Company will apply to the NYSE to list the shares of Common Stock into which the Preferred Shares may be converted, and the Company will use its best efforts to cause such shares to be listed on the NYSE as promptly thereafter as practicable.

                                   ARTICLE VI

                     CONDITIONS OF THE PURCHASER TO CLOSING
                     --------------------------------------

         The obligation of the Purchaser to purchase the Preferred Shares, to pay the purchase price therefor at the Closing and to perform any obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, the Purchaser of the following conditions on or before the Closing Date.

         6.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (except for any such representations and warranties which are qualified by their terms by a reference to materiality or material adverse effect, which representation as so qualified shall be true and correct in all respects) at and on the Closing Date as if made at and on such date.

         6.2 COVENANTS. The Company shall have performed in all material respects all obligations and complied with all agreements, undertakings, covenants and conditions required by it to be performed at or prior to the Closing.

         6.3 COMPLIANCE WITH THIS AGREEMENT. The Company shall have performed and complied in all material respects with all of its agreements set forth herein that are required to be performed by the Company on or before the Closing Date.

         6.4 OFFICER'S CERTIFICATE. The Purchaser shall have received a certificate from the Company, in form and substance satisfactory to it, dated the Closing Date, and signed by an executive officer of the Company, certifying as to the matters set forth in Sections 6.1, 6.2 and 6.3.

         6.5 FILING OF CERTIFICATE OF DESIGNATIONS. The Certificate of Designations shall have been duly filed by the Company with the Secretary of State of the State of Delaware in accordance with the General Corporation Law of the State of Delaware, and the Purchaser shall have received satisfactory evidence of such filing.

         6.6 SECRETARY'S CERTIFICATE. The Purchaser shall have received a certificate from the Company, in form and substance satisfactory to it, dated the Closing Date and signed by the Secretary or an Assistant Secretary of the Company, certifying (a) that the Company is in good standing with the Secretary of State of the State of Delaware, (b) that the attached copies of the Certificate of Incorporation, the Bylaws, and resolutions of the Board of Directors of the Company approving the Transaction Documents and the transactions contemplated hereby and thereby, are all true, complete and correct and remain unamended and in full force and effect and (c) as to the incumbency and specimen signature of each officer of the Company executing the Transaction Documents and any other document delivered in connection herewith on behalf of the Company.

         6.7 CREDIT AGREEMENT. Amendment No.2 shall be in full force and effect, all the conditions precedent to the effectiveness of Amendment No.2 set forth in Section 2 of Amendment No.2 shall have been satisfied or waived (except
Section 2(d) which shall be satisfied with the consummation of the transactions contemplated by this Agreement) and there shall have been no further amendment to the Credit Agreement.

         6.8 REGISTRATION RIGHTS AGREEMENT. The Company shall have duly executed and delivered the Registration Rights Agreement.

         6.9 VOTING AGREEMENTS. The Company shall have duly executed and delivered, and shall have caused SOFTBANK Corp. and the parties thereto other than the Purchaser to duly execute and deliver, each of the Voting Agreements.

         6.10 COMPLETION OF EQUITY OFFERING. The Company shall have sold shares of the Series B Preferred Stock or shares of another parity preferred stock, the terms of which (including without limitation, each of the dividend rate, liquidation preference, conversion price, anti-dilution adjustments, voting rights and Board of Directors representation of such class of capital stock) are, in the reasonable judgment of the Purchaser, no more favorable to the holders thereof than the terms of the Preferred Shares are to the Purchaser, for gross proceeds (before deducting underwriting discounts and other expenses) of at least $25 million.

         6.11 OPINION OF OUTSTIDE COUNSEL. The Purchaser shall have received an opinion of Sullivan & Cromwell, dated the Closing Date, relating to the transactions contemplated by or referred to herein, substantially in the form attached hereto as EXHIBIT D-1.

         6.12 OPINION OF IN-HOUSE COUNSEL. The Purchaser shall have received an opinion of the General Counsel of the Company, dated the Closing Date, relating to the transactions contemplated by or referred to herein, substantially in the form attached hereto as EXHIBIT D-2.

         6.13 NO INJUNCTION. No law or Governmental Order (whether temporary, preliminary or permanent) shall be in effect that restrains, enjoins or otherwise prohibits consummation of the transactions contemplated in the Transaction Documents or that, individually or in the aggregate with all other such laws or Governmental Order, could reasonably be expected to result in a Company Material Adverse Effect and no Governmental Authority or other person shall have instituted any proceeding seeking any such law or Governmental Order.

         6.14 NO CHANGE OF CONTROL. There shall not have occurred, on or prior to such Closing, a Sale Transaction (as defined in the Certificate of Designations).

         6.15 CONSENTS AND APPROVALS. All consents, approvals, exemptions, authorizations, or other actions by, or notice to, or filings with, Governmental Authorities and other Persons which are necessary or required in connection with the execution, delivery or performance by, or enforceability against, the Company of the Transaction Documents shall have been obtained and be in full force and effect, and the Purchaser shall have been furnished with appropriate evidence thereof and all applicable waiting periods shall have expired without any action being taken or threatened which would have a Company Material Adverse Effect.

         6.16 PURCHASED PREFERRED SHARES. The Company shall be prepared to deliver to the Purchaser certificates in definitive form representing the number of Preferred Shares set forth on SCHEDULE A hereto, registered in the name of the Purchaser.

                                   ARTICLE VII

                      CONDITIONS OF THE COMPANY TO CLOSING
                      ------------------------------------

         The obligation of the Company to issue and sell the Preferred Shares and the obligation of the Company to perform its other obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, the Company of the following conditions on or before the Closing Date:

         7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects (except for any such representations and warranties which are qualified by their terms by a reference to materiality or material adverse effect, which representation as so qualified shall be true and correct in all respects) at and on the Closing Date as if made at and on such date.

         7.2 COVENANTS. The Purchaser shall have performed in all material respects all obligations and complied with all agreements, undertakings, covenants and conditions required by it to be performed at or prior to the Closing.

         7.3 COMPLIANCE WITH THIS AGREEMENT. The Purchaser shall have performed and complied in all material respects with all of its agreements set forth herein that are required to be performed by the Purchaser on or before the Closing Date.

         7.4 OFFICER'S CERTIFICATE. The Company shall have received from the Purchaser, a certificate, signed by the Purchaser to the effect that the conditions set forth in the foregoing Sections 7.1, 7.2 and 7.3 have been satisfied with respect to the Purchaser.

         7.5 NO INJUNCTION. No law or Governmental Order (whether temporary, preliminary or permanent) shall be in effect that restrains, enjoins or otherwise prohibits consummation of the transactions contemplated in the Transaction Documents or that, individually or in the aggregate with all other such laws or Governmental Order, could reasonably be expected to result in a Company Material Adverse Effect and no Governmental Authority or other person shall have instituted any proceeding seeking any such law or Governmental Orders.

         7.6 CONSENTS AND APPROVALS. All consents, approvals, exemptions, authorizations, or other actions by, or notice to, or filings with, Governmental Authorities and other Persons and all corporate actions which are necessary or required in connection with the execution, delivery or performance by, or enforceability against, the Purchaser of the Transaction Documents shall have been obtained and be in full force and effect, and the Company shall have been furnished with appropriate evidence thereof and all applicable waiting periods shall have expired without any action being taken or threatened which would have a Company Material Adverse Effect.

         7.7 PAYMENT OF PURCHASE PRICE. The Purchaser shall be prepared to pay the aggregate purchase price for the Preferred Shares to be purchased by the Purchaser.

         7.8 REGISTRATION RIGHTS AGREEMENT. The Purchaser shall have duly executed and delivered the Registration Rights Agreement.

         7.9 VOTING AGREEMENTS. The Purchaser shall have duly executed and delivered the Voting Agreements.

                                  ARTICLE VIII

                                 INDEMNIFICATION
                                 ---------------

         8.1 INDEMNIFICATION. Except as otherwise provided in this Article VIII, the Company (the "INDEMNIFYING PARTY") agrees to indemnify, defend and hold harmless the Purchaser and its affiliates and their respective officers, directors, agents, employees, subsidiaries, partners, members and controlling persons (each, an "INDEMNIFIED PARTY") to the fullest extent permitted by law from and against any and all losses, damages, expenses (including reasonable fees, disbursements and other charges of counsel incurred by the Indemnified Party in any action between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) or other liabilities (collectively, "LOSSES") resulting from or arising out of any breach of any representation or warranty, covenant or agreement by the Company in the Transaction Documents, including as a result of any Claim by the Indemnified Party or a third party with respect to any such breach. For purposes of the foregoing, any diminution in value of the Preferred Shares or the Common Stock issuable upon conversion of the Preferred Shares, shall be deemed a Loss.

         8.2 NOTIFICATION. Each Indemnified Party under this Article VIII shall, promptly after the receipt of notice of the commencement of any Claim by a third party against such Indemnified Party in respect of which indemnity may be sought from the Indemnifying Party under this Article VIII, notify the Indemnifying Party in writing of the commencement thereof. The omission of any Indemnified Party to so notify the Indemnifying Party of any such action shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party (a) other than pursuant to this Article VIII or (b) under this
Article VIII unless, and only to the extent that, such omission results in the Indemnifying Party's forfeiture of substantive rights or defenses. In case any such Claim shall be brought against any Indemnified Party, and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment (Sullivan & Cromwell and Paul, Weiss, Rifkind, Wharton & Garrison being deemed satisfactory to the parties hereof); PROVIDED, HOWEVER, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense at its own expense. Notwithstanding the foregoing, in any Claim in which both the Indemnifying Party, on the one hand, and an Indemnified Party, on the other hand, are, or are reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel and to control its own defense of such Claim if, in the reasonable opinion of counsel to such Indemnified Party, either (x) one or more defenses are available to the Indemnified Party that are not available to the Indemnifying Party or (y) a conflict or potential conflict exists between the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; provided, however, that the Indemnifying Party shall not be liable for the fees and expenses of more than one counsel to all Indemnified Parties. The Indemnifying Party agrees that it will not, without the prior written consent of the Purchaser, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising or that may arise out of such Claim. The Indemnifying Party shall not be liable for any settlement of any Claim effected against an Indemnified Party without its written consent. The rights accorded to an Indemnified Party hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise; provided, however, that notwithstanding the foregoing or anything to the contrary contained in this

Agreement, nothing in this Article VIII shall restrict or limit any rights that any Indemnified Party may have to seek equitable relief.

         8.3      CONTRIBUTION. If the indemnification provided for in this
Article VIII from the Indemnifying Party is unavailable to an Indemnified Party hereunder in respect of any Losses referred to herein (other than by reason of a breach of, or default under, the provisions of Section 8.2 hereof by such Indemnified Party), then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such Losses, as well as any other relevant equitable considerations. The relative faults of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses referred to above shall be deemed to include, subject to the limitations set forth in Sections 8.1 and 8.2, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding.

                                   ARTICLE IX

                            TERMINATION OF AGREEMENT
                            ------------------------

         9.1 TERMINATION. This Agreement may be terminated prior to the Closing as follows:

                  (a) at any time on or prior to the Closing Date, by mutual written consent of the Company and the Purchaser;

                  (b) at the election of the Company or the Purchaser, by written notice to the other parties hereto after 5:00 p.m., New York time, on December 31, 2001 if the Closing shall not have occurred, unless such date is extended by the mutual written consent of the Company and the Purchaser; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 9.1(b) shall not be available (i) to any party whose breach of any representation, warranty, covenant or agreement under this Agreement has been the proximate cause of the failure of the Closing to occur on or before such date or (ii) if the Closing has not occurred solely because any party hereto has not yet obtained a necessary approval from any Governmental Authority;

                  (c) at the election of the Company, if there has been a material breach of any representation, warranty, covenant or agreement on the part of any of the Purchaser contained in this Agreement, which breach has not been cured within fifteen (15) Business Days of notice to the Purchaser of such breach; or

                  (d) at the election of the Purchaser, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, which breach has not been cured within fifteen (15) Business Days notice to the Company of such breach.

         If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 9.2.

         9.2 SURVIVAL. Notwithstanding Section 9.1, if this Agreement is terminated and the transactions contemplated hereby are not consummated as described above, this Agreement shall become void and of no further force and effect, except for the provisions of Article I and this Section 9.2; PROVIDED, however, that (a) none of the parties hereto shall have any liability in respect of a termination of this Agreement pursuant to Section 9.1(a) or Section 9.1(b) and (b) nothing shall relieve any of the parties from liability for actual damages resulting from a termination of this Agreement pursuant to Section 9.1(c) or 9.1(d); and PROVIDED, FURTHER, that none of the parties hereto shall have any liability for speculative, indirect, unforeseeable or consequential damages or lost profits resulting from any legal action relating to any termination of this Agreement.

                                    ARTICLE X

                                  MISCELLANEOUS
                                  -------------

         10.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations, warranties and indemnities made herein shall survive the execution and delivery of this Agreement until the date that is ninety (90) days after the receipt by the Purchaser of audited financial statements of the Company for the fiscal year ending December 31, 2002 (or, if such fiscal year changes and no such audited consolidated financial statements are available, then the successor fiscal year), except to the extent any Claim under Section
Article VIII is pending, in which case the representations, warranties and indemnities related to such Claim shall survive until such Claim is resolved in accordance with Article VIII.

         10.2 AMENDMENTS AND WAIVERS. The provisions of this Agreement may not be amended, modified, supplemented or terminated, and waivers or consents to departures from the provisions hereof may not be given, without the written consent of the Company and the Purchaser.

         10.3 NOTICES. All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, telecopier, any courier guaranteeing overnight delivery or first class registered or certified mail, return receipt requested, postage prepaid, addressed to the applicable party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties in accordance with the provisions of this Section:

         If to the Company, to:

         Key3Media Group, Inc.
         5700 Wilshire Blvd., Suite 325
         Los Angeles, CA  90036
         Telecopy: 323-954-6229
         Attention:  Ned S. Goldstein, Esq.

         With a copy to:

         Sullivan and Cromwell
         125 Broad Street
         New York, New York  10004
         Telecopy: 212-558-3588
         Attention:  Duncan C. McCurrach, Esq.

         If to the Purchaser, to:

         Invemed Catalyst Fund, L.P.
         375 Park Avenue
         New York, NY  10152
         Telecopy:  212-813-0249
         Attention:  Suzanne Present

         With a copy to:

         Paul, Weiss, Rifkind, Wharton & Garrison
         1285 Avenue of the Americas
         New York, New York 10019-6064
         Telecopy:  212-492-0436
         Attention:  Douglas A. Cifu, Esq.

         All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; when receipt is acknowledged, if telecopied; on the next business day, if timely delivered to a courier guaranteeing overnight delivery; and five days after being deposited in the mail, if sent first class or certified mail, return receipt requested, postage prepaid.

         10.4 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns of each party; PROVIDED HOWEVER that neither the Company, on the one hand, nor the Purchaser on behalf of the Purchaser, on the other hand, shall assign or delegate any of the rights or obligations created under this Agreement without the prior written consent of the other party; PROVIDED FURTHER THAT, the Purchaser may assign any of its rights under this Agreement, but not any of its obligations hereunder, to any Affiliate of the Purchaser without the Company's consent.

         10.5 NO THIRD PARTY BENEFICIARIES. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever or by reason of this Agreement.

         10.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which, when so executed and delivered, shall be deemed to be an original, but all of which counterparts, taken together, shall constitute one and the same instrument.

         10.7 DESCRIPTIVE HEADINGS, ETC. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein. Unless the context of this Agreement otherwise requires: (1) words of any gender shall be deemed to include each other gender; (2) words using the singular or plural number shall also include the plural or singular number, respectively; (3) the words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and paragraph references are to the Sections and paragraphs of this Agreement unless otherwise specified; (4) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless otherwise specified; (5) "or" is not exclusive; and (6) provisions apply to successive events and transactions.

         10.8 SEVERABILITY. In the event that any one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the other remaining provisions, paragraphs, words, clauses, phrases or sentences hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

         10.9 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to the conflict of law principles thereof).

         10.10 REMEDIES; SPECIFIC PERFORMANCE. The parties hereto acknowledge that money damages would not be an adequate remedy at law if any party fails to perform in any material respect any of its obligations hereunder, and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to seek to compel specific performance of the obligations of any other party under this Agreement, without the posting of any bond, in accordance with the terms and conditions of this Agreement in any court of the United States or any State thereof having jurisdiction, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law. Except as otherwise provided by law, a delay or omission by a party hereto in exercising any right or remedy accruing upon any such breach shall not impair the right or remedy or constitute a waiver of or acquiescence in any such breach. No remedy shall be exclusive of any other remedy. All available remedies shall be cumulative.

         10.11 ENTIRE AGREEMENT. The Transaction Documents are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings relating to such subject matter, other than those set forth or referred to herein or in the other Transaction Documents. The Transaction Documents supersede all prior agreements and understandings between the parties to this Agreement with respect to such subject matter.

         10.12 FEES. Upon the Closing, the Company shall reimburse the Purchaser for all of its reasonable fees, disbursements and other charges of counsel reasonably incurred in connection with the transactions contemplated by this Agreement up to an aggregate amount of $50,000 if the Closing takes place.

         10.13 CONSENT TO JURISDICTION; WAIVER OF JURY. Each party to this Agreement hereby irrevocably and unconditionally agrees that any legal action, suit or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby may be brought in any federal court of the Southern District of New York or any state court located in New York County, State of New York, and hereby irrevocably and unconditionally expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and hereby irrevocably and unconditionally waives any claim (by way of motion, as a defense or otherwise) of improper venue, that it is not subject personally to the jurisdiction of such court, that such courts are an inconvenient forum or that this Agreement or the subject matter may not be enforced in or by such court. Each party hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts in any such action, suit or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth or provided for in
Section 10.3 of this Agreement, such service to become effective 10 days after such mailing. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or commence legal proceedings or otherwise proceed against any other party in any other jurisdiction to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section. Each of the parties hereby irrevocably waives trial by jury in any action, suit or proceeding, whether at law or equity, brought by any of them in connection with this Agreement or the transactions contemplated hereby.

         10.14 FURTHER ASSURANCES. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

         10.15 NO INCONSISTENT AGREEMENTS. The Company will not hereafter enter into any agreement which is inconsistent with the rights granted to the Purchaser in this Agreement.

         10.16 CONSTRUCTION. The parties acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its, his or her legal counsel and that this Agreement shall be construed as if jointly drafted by the Company and the Purchaser.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

         IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first above written.


                                   KEY3MEDIA GROUP, INC.



                                   By:  /s/ Ned S. Goldstein
                                        ---------------------------------------
                                        Name:
                                        Title:



                                   INVEMED CATALYST FUND, L.P.


                                   By:  Invemed Catalyst GenPar, LLC,
                                        its general partner

                                        By:  Gladwyne Catalyst GenPar, LLC,
                                             its managing member



                                        /s/ Suzanne Present
                                        ---------------------------------------
                                        Name:   Suzanne Present
                                        Title:  Member

                                                                      SCHEDULE A
                                                                      ----------


         NAME              NUMBER OF PREFERRED SHARES           PURCHASE PRICE
--------------------------------------------------------------------------------

Invemed Catalyst Fund, L.P.         1,000,000                   $25,000,000

                                                                     EXHIBIT C-1
                                                                     -----------

                           [SOFTBANK CORP. LETTERHEAD]


                                                               November __, 2001


Key3Media Group, Inc.
5700 Wilshire Blvd. - Suite 325
Los Angeles, CA 90036

Invemed Catalyst Fund, L.P.,
375 Park Avenue
New York, NY 10152

Ladies and Gentlemen:

         1. In order to induce you to sign the Stock Purchase Agreement, between Key3Media Group, Inc. (the "COMPANY") and Invemed Catalyst Fund, L.P. ("INVEMED"), dated the date hereof, SOFTBANK Corp. hereby agrees, and shall cause each of its affiliates (as defined in Rule 405 of the Securities Act of 1933, as amended) to agree to (SOFTBANK Corp. and its affiliates being collectively referred to herein as "SOFTBANK"):

     o approve the issuance of shares of the Series A 5.5% Convertible Redeemable Preferred Stock, par value $0.01 per share (the "SERIES A"), of the Company and shares of the Series B 5.5% Convertible Preferred Stock, par value $0.01 per share (the "SERIES B"), of the Company with an aggregate purchase price of up to $150 million and the issuance of common stock, par value $0.01 per share (the "COMMON STOCK"), of the Company upon the conversion of the Series A and Series B for all purposes of ARTICLE FOURTH of the Amended and Restated Certificate of Incorporation of the Company;

     o cause all the shares of capital stock of the Company beneficially owned by SOFTBANK to approve the issuance to Invemed of (i) the shares of the Series A purchased by Invemed, and (ii) the Common Stock issuable upon conversion of such shares of Series A in accordance with their terms at any meeting of the Company's stockholders duly convened to obtain such approval as required by Section 312.00 of the New York Stock Exchange Listed Company Manual (the "Meeting");

     o waive any and all participation and/or registration rights that SOFTBANK may have with respect to the registered offering of the Series B pursuant to Section 2.2 of the Registration Rights Agreement, dated as of July 2000, between the Company and SOFTBANK; and

      o during the period from the date hereof until the record date for the first Meeting, refrain from selling, transferring or otherwise disposing any shares of capital stock of the Company owned by it as of the date hereof, unless the transferee agrees in writing to be bound by the terms and conditions of this letter agreement.

         2. Each purchaser of the Series A other than Invemed and the purchasers of the Series B shall be third party beneficiaries of the undertakings made by SOFTBANK pursuant to this letter agreement.

         3. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed in such State without regard to the conflict of law principles thereof.

         4. The parties hereto agree that irreparable damage would occur in the event any provision of this letter agreement was not performed in accordance with the terms hereof and the parties shall be entitled to specific performance in addition to any other remedy at law or in equity. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

         5. This letter agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Delivery may be effected via facsimile.

         IN WITNESS WHEREOF, SOFTBANK, the Company and Invemed have executed this letter agreement as of the __th day of November 2001.


                                   SOFTBANK CORP.


                                   By: ________________________________________
                                       Name:
                                       Title:


Accepted and agreed:

KEY3MEDIA GROUP, INC.



By: _________________________
    Name:
    Title:

INVEMED CATALYST FUND, L.P.



By: _________________________
    Name:
    Title:

                                                                     EXHIBIT C-2
                                                                     -----------



                                                               November __, 2001

Key3Media Group, Inc.
5700 Wilshire Blvd. - Suite 325
Los Angeles, CA 90036

Invemed Catalyst Fund, L.P.,
375 Park Avenue
New York, NY 10152

Ladies and Gentlemen:

         1. In order to induce you to sign the Stock Purchase Agreement, between Key3Media Group, Inc. (the "Company") and Invemed Catalyst Fund, L.P. ("Invemed"), dated the date hereof, each of the undersigned individuals hereby agrees that:

     o he will vote, or cause to be voted, all the shares of capital stock of the Company beneficially owned by such individual to approve the issuance to Invemed of (i) the shares of the 5.5% Series A Convertible Redeemable Preferred Stock (the "Series A") purchased by Invemed, and
         (ii) the Common Stock issuable upon conversion of such shares of Series A in accordance with their terms at any meeting of the Company's stockholders duly convened to obtain such approval as required by
         Section 312.00 of the New York Stock Exchange Listed Company Manual (the "Meeting"); and

     o during the period from the date hereof until the record date for the first Meeting, it will refrain from selling, transferring or otherwise disposing any shares of capital stock of the Company owned by it as of the date hereof, unless the transferee agrees in writing to be bound by the terms and conditions of this letter agreement.

         2. Each purchaser of the Series A other than Invemed and the purchasers of the 5.5% Series B Convertible Redeemable Preferred Stock shall be third party beneficiaries of the undertakings made pursuant to this letter agreement.

         3. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed in such State without regard to the conflict of law principles thereof.

         4. The parties hereto agree that irreparable damage would occur in the event any provision of this letter agreement was not performed in accordance with the terms hereof and the parties shall be entitled to specific performance in addition to any other remedy at law or in equity. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

         5. This letter agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Delivery may be effected via facsimile.

         IN WITNESS WHEREOF, the undersigned, the Company and Invemed have executed this letter agreement as of the __th day of November 2001.



                                   ____________________________________________
                                   Fredric D. Rosen


                                   ____________________________________________
                                   Peter Knepper


                                   ____________________________________________
                                   Ned Goldstein


                                   ____________________________________________
                                   John Pritzker


Accepted and agreed:

KEY3MEDIA GROUP, INC.



By: _________________________
    Name:
    Title:


INVEMED CATALYST FUND, L.P.



By: _________________________
    Name:
    Title:

                   AMENDMENT NO.1 TO STOCK PURCHASE AGREEMENT
                   ------------------------------------------


         THIS AMENDMENT No.1 (this "AMENDMENT"), dated November 21, 2001, amends the Stock Purchase Agreement, dated November 13, 2001 (the "STOCK PURCHASE AGREEMENT"), by and between Key3Media Group, Inc., a Delaware corporation (the "COMPANY") and Invemed Catalyst Fund, L.P., a Delaware limited partnership (the "PURCHASER"). Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Stock Purchase Agreement.

                                WITNESSETH THAT:

         WHEREAS, pursuant to the Stock Purchase Agreement, the Company agreed to issue and sell to the Purchaser and the Purchaser agreed to purchase from the Company, shares of the Company's Series A 5.5% Convertible Redeemable Preferred Stock, par value $.01 per share ("SERIES A PREFERRED Stock") convertible (subject to adjustment) into shares of common stock of the Company (the "COMMON Stock");

         WHEREAS, on or before the Closing Date the Company intends to enter into stock purchase agreements with certain investors providing for the purchase of an aggregate number of 1,080,000 shares of the Company's Series B 5.5% Convertible Redeemable Preferred Stock, par value $.01 per share ("SERIES B PREFERRED STOCK") convertible into Common Stock; and

         WHEREAS, the Company and the Purchaser wish to amend the Stock Purchase Agreement in the manner set forth below.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. SECTION 3.5(B). Section 3.5(b) of the Stock Purchase Agreement is hereby deleted in its entirety and replaced by the following paragraph:

         "On the Closing Date, after giving effect to the transactions contemplated by this Agreement, the authorized capital stock of the Company shall consist of (x) 200,000,000 shares of Common Stock of which (i) 68,099,575 shares shall be issued and outstanding (but excluding from the outstanding amounts any shares of Common Stock issued upon exercise of options and warrants outstanding as of the date of this Agreement), (ii) 24,743,901 shares shall be reserved for issuance upon exercise of stock options granted to directors, officers and other employees of, and consultants to the Company pursuant to equity incentive plans approved by the Board of Directors, (iii) 6,277,000 shares shall be reserved for issuance upon exercise of warrants held by Princess Gate Investors III, L.P., certain affiliates of Morgan Stanley Dean Witter & Co. and certain Persons whose investment manager is PG Investors III, Inc., (iv) 4,504,505 shares shall be reserved for issuance upon conversion of the Series A Preferred Stock, and (v) 11,711,712 shares of Common Stock shall be reserved for issuance upon conversion of the Series B Preferred Stock; (y) 200,000,000 shares of Non-Voting Common Stock, none of which is outstanding; and (z) 200,000,000 shares of preferred stock of which (i) 1,000,000 shares shall be designated as Series A Preferred Stock, all of which shall be issued and outstanding, and (ii) 2,600,000 shares shall be designated as Series B Preferred Stock, 1,080,000 of which shall be issued and outstanding."

         2. ARTICLE V. Article V of the Stock Purchase Agreement is hereby amended by adding thereto the following Section 5.6:

         "5.6 ADDITIONAL SERIES B SALES. The Purchaser agrees that the sale of the 1,080,000 shares of Series B Preferred Stock contemplated by and referenced in the second whereas clause of this Amendment satisfies the conditions set forth in Section 6.10 of the Stock Purchase Agreement. For a period of 30 days from the date hereof, the Company shall be permitted to sell up to 1,520,000 shares of Series B Preferred Stock that are authorized but unissued on the date hereof. If the Company shall sell any such additional shares of Series B Preferred Stock, such sale shall be made on terms and conditions, including the terms of any representations, warranties, indemnities, covenants, board or other governance rights and registration rights, which are no more favorable than the terms and conditions of the sale of the Preferred Shares to the Purchaser contained herein or the terms and conditions of the Registration Rights Agreement. Notwithstanding anything to the contrary or in the Series B Certificate of Designations, if, on the thirtieth (30th ) day following the date hereof, the Company has sold less than 1,520,000 shares of Series B Preferred Stock as permitted by this Section 5.6, the Company shall not be permitted to sell any additional shares of Series B Preferred without the approval of the Purchaser. This Section 5.6 shall survive indefinitely notwithstanding the provisions of Section 10.1."

         3. EXHIBITS A AND B. EXHIBIT A and EXHIBIT B to the Stock Purchase Agreement are hereby deleted in their entirety and replaced by the forms attached to this Amendment as EXHIBIT A and EXHIBIT B, respectively.

         4. CONTINUING EFFECT OF STOCK PURCHASE AGREEMENT. This Amendment shall not constitute an amendment or modification of any other provision of the Stock Purchase Agreement not expressly referred to herein. Except as expressly amended or modified herein, the provisions of the Stock Purchase Agreement are and shall remain in full force and effect.

         5. COUNTERPARTS. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts and all such counterparts shall be deemed to be one and the same instrument. Each party hereto confirms that any facsimile copy of such party's executed counterpart of this Amendment (or its signature page thereof) shall be deemed to be an executed original thereof.

         6. GOVERNING LAW. This Amendment shall be governed by, and interpreted and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws or rules.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.


                                   KEY3MEDIA GROUP, INC.



                                   By:  /s/ Ned S. Goldstein
                                        ---------------------------------------
                                        Name:
                                        Title:



                                   INVEMED CATALYST FUND, L.P.


                                   By:  Invemed Catalyst GenPar, LLC,
                                        its general partner

                                        By:  Gladwyne Catalyst GenPar, LLC,
                                             its managing member



                                        /s/ Suzanne Present
                                        ---------------------------------------
                                        Name:   Suzanne Present
                                        Title:  Member